Exhibit 10.2
LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), effective as of March 10, 2015 (the “Effective Date”), is made by and between Oxis Biotech, Inc., a Delaware corporation, having a place of business at 1407 North Beverly Drive, Beverly Hills, CA 90210 (“OXIS”) and MultiCell Immunotherapeutics, Inc., a Delaware corporation, having a place of business at 68 Cumberland Street, Suite 301, Woonsocket, RI 02895 (hereinafter “MCIT”).

WHEREAS, MCIT owns technology and patent rights in the field of antibody-drug conjugates;

WHEREAS, OXIS desires to obtain a license under MCIT’s rights in the field of antibody-drug conjugates on the terms and conditions set forth below; and,

WHEREAS, MCIT and OXIS have entered into a Research Agreement (“RA”), effective March 10, 2015, to which this License Agreement is an Exhibit.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.           DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1           “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2           “Competent Authority(ies)” shall mean, collectively, (a) the governmental entities in each country or supranational organization that is responsible for the regulation of any Licensed Human Therapeutic Product intended for use in the Exclusive Field or the establishment, maintenance and/or protection of rights related to the Licensed IP Rights (including the FDA, the EMEA and the MHLW), or (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of, the foregoing.

1.3           “Deliverables” shall means the Anti-FZD7mAb/O-1663, anti-FZD7mAb/O-1663/Taxol, and anti-FZD7mAb/XIE3-P62 antibody-drug conjugates delivered by MCIT pursuant to the RA.

1.4           “EMEA” shall mean the European Medicines Agency which is responsible for evaluation of human medicinal products for the European Union, or the successor thereto.

1.5           “Exclusive Field” shall mean the use of Licensed Human Therapeutic Products for in vivo treatment of triple negative breast cancer or multiple myeloma/secondary osteoporosis in humans.

1.6           “FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

1.7           “MCIT IP Rights” shall mean, collectively, the MCIT Patent Rights and the MCIT Technology Know-How Rights.

1.8           “MCIT Technology Know-How Rights” shall mean all MCIT trade secret and other know-how rights in and to all data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing arising from the Developed Results under the RA, as defined therein) which are necessary or useful for OXIS to make, have made, use, have used, develop, sell, have sold, or seek regulatory approval to market Licensed Human Therapeutic Products, or to practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application within the Licensed Patent Rights or which otherwise relates to the Technology.

1.9           “MCIT Patent Rights” shall mean MCIT’s patent application listed in Appendix A hereto including all issues, reissues, renewals, extensions, continuations, continuations-in-part, divisions and foreign counterparts.

1.10           “Licensed Human Therapeutic Product” shall mean a Licensed Product that is synthesized for and intended for in vivo therapeutic use in humans.

1.11           “Licensed Product” shall mean an antibody-drug conjugate therapeutic product containing FZD7 monoclonal antibody and either (a) 2-(4-phenylcyclohexyl)-5-(1’,1’-dimethylheptyl)-resorcinol (“O-1663”) or (b) 2-((3,4-bis(benzyloxy)benzyl)amino)ethan-1-ol (“XRK3” or “XIE3-P62”) or (c) O-1663 and Taxol, that if made, used, sold, offered for sale or imported by OXIS or its Affiliate absent the license granted hereunder would infringe a Valid Claim of the Licensed Patent Rights, or otherwise use or incorporate the Licensed Technology Know-How Rights. For convenience, the chemical structures and alternative names for O-1663, XIE3-P62 and Taxol as shown in Appendix 2 attached hereto.

1.12           “Licensed Research Product” shall mean a Licensed Product that is synthesized for and intended for research use only in preclinical studies and IND enabling studies in vitro and in vivo in mammals, other than humans.
1.13           “NDA” shall mean a New Drug Application, or a Biological License Application (“BLA”), or similar application for marketing approval of a Licensed Human Therapeutic Product submitted to the FDA, or its foreign equivalent.

1.14           “Net Sales” shall mean, with respect to any Licensed Human Therapeutic Product, the gross sales price of such Licensed Human Therapeutic Product invoiced by OXIS or its Affiliate to customers who are not Affiliates (or are Affiliates but are the end users of such Licensed Human Therapeutic Product) less, to the extent actually paid or accrued by OXIS or its Affiliate (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for nonconforming, damaged, out dated and returned Licensed Human Therapeutic Product; (b) freight and insurance costs incurred by OXIS or its Affiliate (as applicable) in transporting such Licensed Human Therapeutic Product to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such Licensed Human Therapeutic Product given to such customers under price reduction programs, provided that all such discounts shall not exceed 3% of gross sales price on an annual basis; (d) sales, use, value-added and other direct taxes incurred on the sale of such Licensed Human Therapeutic Product to such customers; and (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Licensed Human Therapeutic Product to such customers.

1.15           “Net Sublicensing Revenues” shall mean, with respect to any Licensed Human Therapeutic Product, the aggregate cash consideration received by OXIS or its Affiliates in consideration for the sublicense under the Licensed Patent Rights or Licensed Know-How Rights by OXIS or its Affiliates to a Third Party sub-licensee with respect to such Licensed Human Therapeutic Product including royalties received by OXIS or its Affiliates based on sales of such Licensed Human Therapeutic Product by such sub-licensee, but excluding amounts received to reimburse OXIS’ or its Affiliates’ cost to perform research, development or similar services conducted for such Licensed Human Therapeutic Product after signing the agreement with the Third Party, in reimbursement of patent or other out-of-pocket expenses relating to such Licensed Human Therapeutic Product, or in consideration for the purchase of any debt or securities of OXIS or its Affiliates.

1.16           “Person” shall mean an individual, corporation, partnership, limited liability company (LLC), trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.17           “Phase I Clinical Trial” shall mean a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Licensed Human Therapeutic Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a), or its foreign equivalent.

1.18           “Phase II Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Licensed Human Therapeutic Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

1.19           “Phase III Clinical Trial” shall mean a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Human Therapeutic Product as a basis for an NDA or would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

1.20            “Registration(s)” shall mean any and all permits, licenses, authorizations, registrations or regulatory approvals including an NDA required or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any product.

1.21           “Research Field” shall mean the use of Licensed Research Products to conduct pre-clinical and IND enabling studies in vitro and in vivo in mammals, other than humans, to target and treat triple negative breast cancer or multiple myeloma/secondary osteoporosis.

1.22           “Royalty Term” shall mean, with respect to each Licensed Human Therapeutic Product in each country, the longer of (i) the term for which a Valid Claim remains in effect and would be infringed but for the license granted by this Agreement, by the use, offer for sale, sale or import of such Licensed Human Therapeutic Product in such country; or (ii) the term during which Licensed Human Therapeutic Products made with, using or incorporating the Licensed Technology Know-How Rights are offered for sale, sold or imported in such country.

1.23           “Successful Completion” means with respect to a specified human clinical trial the achievement as determined by the sponsor of such trial of the primary clinical endpoint identified in the protocol for such trial.

1.24            “Territory” shall mean worldwide.

1.25           “Third Party” shall mean any Person other than MCIT, OXIS and their respective Affiliates

1.26           “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2.           Representations and Warranties

2.1           Each party hereby represents and warrants to the other party as follows:

2.1.1           Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

2.1.2           Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3           All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4           The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

2.2           MCIT Representations and Warranties. MCIT hereby represents, warrants and covenants on its and its Affiliates’ behalf that:

2.2.1           To its knowledge, (i) the inventors identified in the Licensed Patent Rights represent all the inventors of the Licensor Patent Rights in accordance with United States patent law; and (ii) the inventors have assigned their full right, title and interest in the MCIT Patent Rights to MCIT;

2.2.2           MCIT is the sole owner of the MCIT Patent Rights and the MCIT Technology Know-How Rights;

2.2.3           The execution and delivery of this Agreement and its performance by MCIT will not result in any breach or violation of, or constitute a default under, any agreement, instrument, judgment or order to which MCIT is bound.

2.2.5           There are no invention disclosures, patent applications, or issued patents other than MCIT Patent Rights in which MCIT has an ownership interest which discloses or claims any inventions which are reasonably necessary for the use, manufacture and sale of Licensed Human Therapeutic Products.

2.2.6           To its knowledge, sale, offer for sale or importation of any Licensed Human Therapeutic Product, or the practice of any MCIT Patent Rights or use of any MCIT Technology Know-How does not infringe or misappropriate any Third Party patent or other intellectual property rights, it being acknowledged and agreed by OXIS that neither MCIT nor OXIS has engaged outside patent counsel to conduct a freedom to operate search with respect to any MCIT Patent Rights or any MCIT Technology Know-How.

2.2.7           MCIT has not received any claim in writing from any Third Party contesting the validity, enforceability, licensability, use or ownership of any MCIT Patent Rights or MCIT Technology Know-How.

2.2.8           There are no pending declaratory judgment actions, interferences, oppositions, reissue proceedings or re-examinations involving the MCIT Patent Rights or MCIT Technology Know-How.

2.3           OXIS Representations and Warranties. OXIS hereby represents, warrants and covenants on its and its Affiliates’ behalf that:

2.3.1           Neither OXIS nor its Affiliates shall use MCIT Patent Rights or MCIT Technology Know-How other than as expressly set forth herein and neither OXIS nor its Affiliates shall misappropriate MCIT Patent Rights or MCIT Technology Know-How at any time.

2.3.2           OXIS and its Affiliates shall comply with the intellectual property, confidentiality and non-use provisions set forth herein.

2.3.3           OXIS and its Affiliates shall not attempt to reverse engineer MCIT Technology Know-How or any Licensed Products manufactured by or on behalf of MCIT.

2.3.4           The execution and delivery of this Agreement and its performance by OXIS will not result in any breach or violation of, or constitute a default under, any agreement, instrument, judgment or order to which OXIS is bound.

2.4           EXCEPT AS SET FORTH IN SECTION 2.2, MCIT MAKES NO GUARANTEES OR WARRANTIES, EITHER EXPRESS OR IMPLIED, TO OXIS AND SPECIFICALLY EXCLUDES, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE WITH RESPECT TO MCIT PATENT RIGHTS OR MCIT TECHNOLOGY KNOW-HOW AND ANY INFORMATION OR DATA FURNISHED HEREUNDER OR UNDER THE RA, AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS:

(I)           A WARRANTY OR REPRESENTATION THAT ANYTHING MADE, USED, SOLD OR OTHERWISE DISPOSED OF UNDER ANY LICENSE UNDER THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF VALID, ISSUED PATENTS OF THIRD PARTIES;

(II)           A REQUIREMENT THAT MCIT SHALL FILE ANY PATENT APPLICATION, SECURE ANY PATENT OR MAINTAIN OR DEFEND ANY PATENT OR PATENT APPLICATION IN FORCE;

(III)           GRANTING BY IMPLICATION, ESTOPPEL OR OTHERWISE, ANY LICENSES OR RIGHTS UNDER PATENTS OF MCIT, REGARDLESS OF WHETHER SUCH OTHER PATENTS ARE DOMINANT OF OR SUBORDINATE TO ANY OTHER PATENTS;

(IV)           AN OBLIGATION TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT; OR

(V)           CONFERRING A RIGHT TO USE IN ADVERTISING, PUBLICITY, OR OTHERWISE ANY TRADEMARK OR TRADENAME OF MCIT.

2.5           MCIT MAKES NO REPRESENTATION OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO MANUFACTURE, USE, SALE, OFFER FOR SALE, IMPORT, TRANSFER, OR OTHER DISPOSITION OF LICENSED PRODUCTS.

2.6           NOTHING HEREIN WILL BE CONSTRUED AS A WARRANTY AND/OR REPRESENTATION AS TO THE SCOPE AND/OR VALIDITY OF ANY CLAIM OF ANY MCIT PATENT RIGHTS OR THAT ANY MCIT PATENT RIGHT IS ENFORCEABLE.

3.           License Grant.

3.1           Subject to all terms of this Agreement, MCIT hereby grants OXIS:

(i) a fee-bearing, terminable, indivisible, non-transferable, right and license, with the right to grant sublicenses, to use and consume the Deliverables solely as necessary to conduct studies within the Research Field; and

(ii) a fee-bearing, royalty-bearing, terminable, indivisible, non-transferable, exclusive right and license, with the right to grant sublicenses, to sell Licensed Human Therapeutic Products in the Territory within the Exclusive Field. MCIT shall not assert any MCIT Patent Rights against OXIS or any permitted sublicensee so long as such parties exercise the rights in the preceding sentence as permitted. Nothing contained in this Agreement shall grant OXIS any interest in MCIT Patent Rights or MCIT Technology Know-How or, until exercise of the option under Section 4.4 and payment of all amounts due thereunder, any license to use any of the MCIT Patent Rights or MCIT Technology Know-How.

3.2           OXIS’ right to grant sublicenses of license in Section 3.1 above to its Affiliates and to third parties is contingent upon (i) the sublicensee agreeing to abide by all the terms and provisions of this Agreement; (ii) OXIS remains fully liable for the performance of its and its sublicensee’s obligations hereunder; and (iii) OXIS notifying MCIT of any grant of a sublicense and providing to MCIT upon MCIT request a copy of any sublicense agreement.

3.3           Subject to all terms of this Agreement, and effective only upon exercise of the Option under Section 4.4 and payment of all amounts due thereunder, MCIT shall additionally grant to OXIS a fee-bearing, royalty-bearing, terminable, indivisible, non-transferable, worldwide right and license, without the right to sublicense, to use the MCIT Patent Rights and MCIT Technology Know-How solely to extent required to make or have made Licensed Human Therapeutic Products for sale and use only in the Exclusive Field in the Territory.

3.4           For a period of one (1) year following the date of this Agreement, MCIT shall provide such technical assistance to OXIS as OXIS reasonably requests regarding the Licensed Products. OXIS shall pay to MCIT its documented reasonable out-of-pocket costs of providing such technical assistance.

3.5           MCIT acknowledges and agrees that OXIS shall own all Registrations for Licensed Human Therapeutic Products for sale in the Exclusive Field in each country in the Territory. Additionally, MCIT acknowledges and agrees that OXIS shall have the right to conduct pre-clinical and clinical development activities for Licensed Human Therapeutic Products in the Territory by using Licensed Research Products incident to such research activities in vitro and in vivo in mammals (other than humans) as permitted in Section 3.1(i) above. For the avoidance of doubt, OXIS shall have no rights to use any Licensed Research Products to treat humans in vivo. MCIT hereby grants to OXIS the right to reference, use, and have full access to all other Registrations and all other regulatory documents that relate to Licensed Human Therapeutic Products, including INDs, BLAs, NDAs and DMFs (whether as an independent document or as part of any NDA, and all chemistry, manufacturing and controls information), and any supplements, amendments or updates to the foregoing (for the purposes of this Section, the “Right of Reference”). OXIS shall have the right to sub-license the Right of Reference to its sub-licensees and Affiliates provided said sub-licensees and Affiliates comply fully with all applicable terms herein. MCIT shall promptly notify OXIS of any written or oral notices received from, or inspections by any Competent Authority relating to any such Registrations, and shall promptly inform OXIS of any responses to such written notices or inspections and the resolution of any issue raised by such Competent Authority. OXIS shall be entitled to attend any and all meetings and participate in telephone calls with the Competent Authorities, including without limitation any meeting preparation, meeting co-ordination and preparation of minutes.

3.6           Notwithstanding anything to the contrary herein, all rights not specifically and expressly granted in the license above to OXIS shall be reserved and remain always with MCIT.

4.           Financial Considerations.

4.1           Technology and License Fees.

4.1.1           As consideration, inter alia, for the licenses in Section 3.1 herein, OXIS shall pay MCIT a non-refundable technology and license fee of FIVE HUNDRED THOUSAND DOLLARS ($500,000) which shall be due and payable according to the following payment schedule:

(a) TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) shall be paid to MCIT immediately upon the Effective Date of this Agreement.

(b) ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000) shall be paid to MCIT thirty (30) calendar days after the Effective Date of this Agreement.

(c) ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000) shall be paid to MCIT sixty (60) calendar days after the Effective Date of this Agreement.

4.2           Royalties.

4.2.1           Subject to the Royalty Term and the terms and conditions of this Agreement, OXIS shall pay to MCIT royalties, with respect to each Licensed Human Therapeutic Product, equal to (a) THREE PERCENT (3.0%) of Net Sales of such Licensed Human Therapeutic Product by OXIS and its Affiliates, and (b) THIRTY PERCENT (30%) of Net Sub-licensing Revenues for such Licensed Human Therapeutic Product.

4.2.2           If a Licensed Human Therapeutic Product and its components are not covered by any Valid Claim but are covered by Licensed Technology Know-How Rights, then OXIS shall pay to MCIT royalties, with respect to each such Licensed Human Therapeutic Product, equal to (a) TWO AND ONE-HALF PERCENT (2.5%) of Net Sales of such Licensed Human Therapeutic Product by OXIS and its Affiliates, and (b) TWENTY-FIVE PERCENT (25%) of Net Sub-licensing Revenues for such Licensed Human Therapeutic Product.

4.2.3           Third Party Royalties. If OXIS, its Affiliates or sub-licensees is required to pay royalties to any Third Party in order to exercise its rights hereunder to sell, offer to sale or import any Licensed Human Therapeutic Product, then OXIS shall have the right to credit ONE PERCENT (1%) of such Third Party royalty payments against the royalties owing to MCIT under Section 4.2.1 above with respect to sales of such Licensed Human Therapeutic Product in such country; provided, however, that OXIS shall not reduce the amount of the royalties paid to MCIT under Section 4.2.1 above by reason of this Section 4.2.2, with respect to sales of such Licensed Human Therapeutic Product in such country, to less than ONE AND ONE-HALF PERCENT (1.5%) of Net Sales of such Licensed Human Therapeutic Product in such country.

4.3           OXIS shall pay to MCIT the following milestone payments within THIRTY (30) days following the first achievement of the applicable milestone:

4.3.1           FIVE HUNDRED THOUSAND DOLLARS ($500,000) upon dosing of the first patient in a Phase I clinical trial for each Licensed Human Therapeutic Product anywhere in the Territory.

4.3.2           SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000) upon dosing of the first patient in a Phase II clinical trial for each Licensed Human Therapeutic Product anywhere in the Territory.

4.3.3           ONE MILLION THOUSAND DOLLARS ($1,000,000) upon dosing of the first patient in a Phase III clinical trial for each Licensed Human Therapeutic Product anywhere in the Territory.

4.3.4           ONE MILLION DOLLARS ($1,000,000) upon filing of an NDA or equivalent for each Licensed Human Therapeutic Product anywhere in the Territory.

4.3.5           ONE MILLION DOLLARS ($1,000,000) upon the first marketing approval by a competent regulatory authority for each Licensed Human Therapeutic Product anywhere in the Territory.

4.4           Manufacturing Rights to Licensed Human Therapeutic Products.

4.4.1           MCIT hereby grants to OXIS the option to obtain a worldwide license to make or have made Licensed Human Therapeutic Products for sale in the Exclusive Field (“Option”).

4.4.2           The Option shall expire THREE (3) YEARS from the Effective Date (“Option Period”) and must be exercised in full prior to the lapse of the foregoing Option Period.

4.4.3           OXIS may exercise the Option, during the term of this Agreement, by delivering to MCIT, prior to the lapse of the Option Period, (i) a written notice of its election to exercise the Option; and (ii) the sum of TEN MILLION DOLLARS ($10,000,000). Failure to deliver both (i) and (ii) in the preceding sentence during the term of this Agreement and prior to the lapse of the Option Period shall void the Option.

5.           Reports and Payments.

5.1.           On or before the last business day of January, April, July, and October of each calendar year of this Agreement, OXIS shall submit to MCIT a written report with respect to the preceding calendar quarter (the “Payment Report”) stating:

(i) Net Sales made by OXIS or any Affiliate during such quarter;

(ii) In the case of transfers of Licensed Human Therapeutic Products to an Affiliate by OXIS for sale, rental, or lease of such Licensed Human Therapeutic Products by the Affiliate to third parties, Net Sales by OXIS to the Affiliate and Net Sales by the Affiliate to third parties during such quarter;

(iii) Net Sales by sublicensees during such quarter;

(iv) Amounts accruing to, and received by, OXIS from its sublicensees during such quarter; and,

(v) A calculation under Section 4 of the amounts due to LICENSOR, making reference to the applicable subsection thereof.

5.2.
Within thirty (30) days of the submission of each Payment Report, OXIS shall make payments to MCIT of the amounts due for the calendar quarter covered by the Payment Report. All amounts shall be paid in United States Dollars. Payments shall be made by OXIS by bank wire transfer to MCIT’s bank. Payment Reports shall be mailed to the following address:

MultiCell Immunotherapeutics, Inc.
68 Cumberland Street, Suite 301
Woonsocket, RI 02895
Attn: Chief Executive Officer

6.
Payments.

6.1           Royalties shown to have accrued by each royalty report provided for under Section 5 above shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

6.2           If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Licensed Human Therapeutic Product is sold, OXIS shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to MCIT’s account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.3           OXIS shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by OXIS, its Affiliates or sub-licensees, or any taxes required to be withheld by OXIS, its Affiliates or sub-licensees, to the extent OXIS, its Affiliates or sub-licensees pay to the appropriate governmental authority on behalf of [Licensor] such taxes, levies or charges. OXIS shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Licensor by OXIS, its Affiliates or sub-licensees. OXIS promptly shall deliver to Licensor proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

7.           Research and Development Obligations.

7.1           OXIS shall conduct such research, development and preclinical and human clinical trials as OXIS determines are necessary or desirable to obtain regulatory approval to manufacture and market such Licensed Human Therapeutic Products as OXIS determines are commercially feasible in the Territory and as otherwise required to commence a Phase I clinical trial for a Licensed Human Therapeutic Product on or before the 3rd anniversary of the Effective Date, and shall use its commercially reasonable efforts to obtain regulatory approval to market, and following approval to commence marketing and market each such Licensed Human Therapeutic Product in such countries in the Territory as OXIS determines are commercially feasible.

7.2
OXIS shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Licensed Human Therapeutic Products.

7.3           No less often than every SIX (6) MONTH anniversary after the Effective Date OXIS shall report in writing to MCIT on progress made toward the objectives set forth above.

7.4           Notwithstanding anything else to the contrary, OXIS shall be required to commence a Phase I clinical trial for a Licensed Human Therapeutic Product anywhere in the Territory on or before the 3rd anniversary of the Effective Date.

8.           Patents.

8.1           If OXIS determines that it desires a patent application to be made covering Licensed Human Therapeutic Products, OXIS will appoint qualified counsel after reasonable consultation with MCIT and to whom MCIT has no reasonable objection, and in consultation with patent counsel appointed by MCIT, OXIS will prepare and prosecute such application in MCIT’s name and in countries designated by OXIS. OXIS will handle the filing of the patent applications with the appropriate patent offices. OXIS shall promptly provide copies to MCIT of any proposed patent application filing. OXIS shall in good faith take into consideration the advice and suggestions of MCIT and its patent counsel with regard to each such proposed patent application or communication. OXIS will reimburse MCIT for reasonable expenses it has incurred and will pay reasonable expenses incurred in the future in so filing and prosecuting such applications, including attorneys' fees, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges. Each party hereto agrees to cooperate with the other party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance, and reinforcement of all such patent applications and patents. All such patent applications and any letters patent issued thereupon shall be added to MCIT Patent Rights and subject to the licenses herein.

8.2
Each party shall notify the other party of any substantial infringement in the Territory known to such party of any MCIT Patent Rights, and shall provide the other party with the available evidence, if any, of such infringement.

8.3           MCIT shall have the right to exclusively determine the appropriate course of action to enforce MCIT Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce MCIT Patent Rights, to defend any declaratory judgments seeking to invalidate or hold the MCIT Patent Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to MCIT Patent Rights, in each case in MCIT’s own name. If MCIT does not, within one hundred twenty (120) days of receipt of notice from OXIS, abate the infringement or file suit to enforce the MCIT Patent Rights against at least one infringing party in the Territory, OXIS shall have the right to take whatever action it deems appropriate to enforce the MCIT Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of OXIS’ intent to file such suit, MCIT shall have the right to jointly prosecute such suit and to fund up to one-half (½) the costs of such suit. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights shall be shared, after reimbursement of each party’s legal expenses, on a 50%/50% basis by each party.

8.4           In any suit to enforce and/or defend the MCIT Patent Rights pursuant to this Section 8, the party not in control of such suit shall, at the request and expense of the controlling party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

9.           Confidentiality.

9.1           During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party that is disclosed by the other party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except (i) with respect to OXIS, as expressly permitted below; and (ii) with respect to MCIT except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection MCIT’s performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

9.1.1           Notwithstanding anything else to the contrary herein, any disclosure by OXIS of Confidential Information to any employee, officer or director of OXIS is prohibited unless (i) said individual needs to know the information in order for OXIS to perform its obligations or exercise its rights under this Agreement; and (ii) said individual is bound by written obligations of confidentiality, non-use and intellectual property ownership to OXIS, no less restrictive as the corresponding obligations binding OXIS hereunder and under the RA; and

9.1.2           Notwithstanding anything else to the contrary herein, any disclosure by OXIS of Confidential Information to any Third Party including but not limited to consultants, agents, independent contractors, investors, or business partners is prohibited, except that OXIS is permitted to disclose portions of Confidential Information to employees of the California Pacific Medical Center Research Institute or the University of Pittsburg who have a need to know the information in order for OXIS to be able to exercise the rights licensed to OXIS under Section 3.1(i) but only provided the minimum information is disclosed as required for such purpose; and (ii) each such recipient is, in each case, bound to OXIS by written obligations of confidentiality, non-use and intellectual property ownership, no less restrictive as the corresponding obligations binding OXIS hereunder and under the RA.

9.2           The confidentiality obligations contained in Section 9.1 above shall not apply to the extent that (a) any receiving party (the “Recipient”) is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party or breach of this Agreement.

9.3           Disclosure of Terms of this Agreement.

9.3.1           Except as otherwise provided in Section 9.3.2 , MCIT and OXIS shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party hereto provided, however, that each party hereto may indicate the existence of this license with the other party and its terms and conditions in any of its filings with U.S. Securities Exchange Commission (“SEC”).

9.3.2           Each party may issue a press release stating that they have entered into this Agreement. Said party’s press release must be approved by the other party in advance of publication, and such approval will not be unreasonably withheld.

10.           Prohibition Against Use of the Other Party’s Name.

10.1.           Neither party will not use the other party’s the name, insignia, symbols, or combination thereof, or the name of employee for any purpose whatsoever without the other party’s prior written consent, provided, however, that each party hereto may indicate the existence of this license with the other party in any of its SEC filings.

11.           Compliance with Governmental Obligations.

11.1           Notwithstanding any provision in this Agreement, MCIT disclaims any obligation or liability arising under the license provisions of this Agreement if OXIS is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Licensed Human Therapeutic Product to a point of practical application.

11.2.           OXIS shall comply with all governmental requests directed to OXIS or (upon reasonable notice from MCIT) to LICENSOR and provide all information and assistance reasonably necessary to comply with legitimate governmental requests.

11.3           OXIS shall insure that research, development, and marketing under this Agreement complies with all government regulations in force and effect including, but not limited to, Federal, state, and municipal legislation.

12.           Indemnification.

12.1           OXIS shall defend, indemnify and hold MCIT and its directors, officers, employees, agents and affiliates harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of (i) any breach of the representations, warranties and covenants of OXIS in Section 2.2; (ii) any use of the MCIT Patent Rights and/or MCIT Technology Know-How by OXIS, whether authorized or not; (iii) any manufacture, storage, transportation, sale or use or Licensed Human Therapeutic Products; (iv) the use of any Licensed Research Products in vivo in humans; and (v) the negligence or willful misconduct of OXIS in the performance of its obligations under this Agreement.

12.2           MCIT promptly shall notify OXIS of any liability or action in respect of which MCIT intends to claim such indemnification and OXIS shall have the right to assume the defense thereof with counsel selected by OXIS. The indemnity agreement in this Section 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of OXIS, which consent shall not be withheld unreasonably. The failure to deliver notice to OXIS within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve OXIS of any liability to Licensor under this Section 12, but the omission so to deliver notice to OXIS will not relieve it of any liability that it may have to Licensor otherwise than under this Section 12. MCIT under this Section 12, its employees and agents, shall cooperate fully with OXIS and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

12.3           OXIS shall maintain product liability insurance with respect to the research, development, manufacture and sales of Licensed Human Therapeutic Products by OXIS in such amount as OXIS customarily maintains with respect to the research, development, manufacture and sales of its similar products. OXIS shall maintain such insurance for so long as it continues to research, develop, manufacture or sell any Licensed Human Therapeutic Products, and thereafter for so long as OXIS customarily maintains insurance covering the research, development, manufacture or sale of its similar products.

12.4           NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT FOR OXIS’ VIOLATION OF MCIT’S INTELLECTUAL PROPERTY RIGHTS OR EXCEEDING SCOPE OF ANY LICENSE RIGHTS HEREIN, NO PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT OR THE BREACH THEREOF, ANY TRANSACTIONS RESULTING FROM THIS AGREEMENT, LOSS OF GOODWILL OR PROFITS, LOST BUSINESS HOWEVER CHARACTERIZED AND/OR FROM ANY OTHER CAUSE WHATSOEVER, EVEN THOUGH THE PARTY MAY HAVE BEEN ADVISED OR MAY OTHERWISE KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

13.           Force Majeure.

13.1.           Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

14.           Export Control Laws.

14.1.           This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed from time to time by the government of the United States of America. Furthermore, each party hereto agrees that it will not export or re-export, directly or indirectly, any technical information acquired from the other under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

15.           Termination.

15.1           Subject to Sections 15.2 and 15.3 below, this Agreement shall expire on the expiration of OXIS’ obligation to pay royalties to MCIT under Section 4 above. The licenses granted under Section 3.1, and if the Option is fully exercised as permitted herein, 3.3, shall be effective at all times prior to such expiration.

15.2           OXIS may terminate this Agreement, in its sole discretion, upon THIRTY (30) DAYS prior written notice to MCIT.

15.3.           Except as otherwise provided in Section 13, MCIT may terminate this Agreement upon or after the breach of any provision of this Agreement by OXIS if OXIS has not cured such breach within THIRTY (30) DAYS after receipt of express written notice thereof by MCIT.

15.4           Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 8, 9, 10, 11, 12, 14, and 15 and any other provisions which, by their terms, survive termination in order to give effect to their terms, shall survive the expiration or termination of this Agreement.

16.           Miscellaneous.

16.1           Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered by any lawful means to such other party’s Chief Executive Officer at the address indicated below, or to such other address as one party shall have last furnished in writing to the other party, and (except as otherwise provided in this Agreement) shall be effective upon receipt by the receiving party.

If to:
MultiCell Immunotherapeutics, Inc.
68 Cumberland Street, Suite 301
Woonsocket, RI 02895

If to:
Oxis Biotech, Inc.
1407 North Beverly Drive
Beverly Hills, CA 90210

16.2           All payments made to MCIT required or permitted under this Agreement shall be made as follows by bank wire transfer:

ACCOUNT NAME:
ACCOUNT NUMBER:
BANK NAME:
BANK ADDRESS:
BANK WIRE TRANSFER ROUTING NUMBER:

16.3           Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

16.3           This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

16.4           Any dispute, controversy or claim initiated by either party arising out of, resulting from or relating to this Agreement, or the performance by either party of its obligations under this Agreement (other than (a) any dispute, controversy or claim regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing, or (b) any bona fide third party action or proceeding filed or instituted in an action or proceeding by a Third Party against a party to this Agreement), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in San Francisco, California. The method and manner of discovery in any such arbitration proceeding shall be governed by California Code of Civil Procedure § 1282 et seq. (including without limitation California Code of Civil Procedure § 1283.05). The arbitrators shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

16.5           OXIS will inform MCIT within five (5) business days of any regulatory approval for a Licensed Human Therapeutic Product, and will assist MCIT to apply for applicable extension of exclusivity, whether by patent extension, special protection certificate, data exclusivity, or the like.

16.6           No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

16.7           This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

16.8           Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

16.9           The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

16.10           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS THEREOF, MCIT and OXIS have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

For MultiCell Immunotherapeutics, Inc.:	For Oxis Biotech, Inc.:
/s/ W. Gerald Newmin	/s/ Anthony J. Cataldo
W. Gerald Newmin	Anthony J. Cataldo
Chairman & Chief Executive Officer	Chairman & Chief Executive Officer
Title	Title